Contact:
Jennifer LaVin
617-715-6687
jennifer.lavin@genocea.com

Genocea Announces Positive Interim Immunogenicity Data from GEN-009
Neoantigen Vaccine Phase 1/2a Clinical Trial

Post-vaccination immune responses detected to 93% of vaccine neoantigens in first three patients analyzed

Additional data to be presented June 1st at ASCO 2019 and discussed on a conference call and webcast on June 3rd

CAMBRIDGE, Mass., May 16, 2019 – Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing personalized cancer immunotherapies, today announced the first clinical results from its ongoing Phase 1/2a trial for GEN-009, the company’s lead neoantigen vaccine candidate. Genocea employs its ATLAS™ platform for patient-specific neoantigen selection, using each patient’s own T cells to identify the neoantigens to which each patient mounts anti-tumor cytokine responses.

“To date, we have analyzed full immune response data from three patients following their priming series of three vaccinations and have detected immune responses to 93% of the total administered neoantigens, a response rate that would be best-in-class if seen across the full vaccinated cohort,” said Tom Davis, M.D., Genocea’s Chief Medical Officer. “We are studying a diverse group of patients and, despite this variability, we are seeing consistently broad immune responses, including ex vivo CD8+ T cell responses, which have not previously been detected after monotherapy with a neoantigen vaccine. We expect to present more detailed immunogenicity and safety data from these and additional patients at the upcoming meeting of the American Society of Clinical Oncology (ASCO).”

ASCO POSTER SESSION: Developmental Immunotherapy and Tumor Immunobiology
Poster Board: #255 • *Abstract 2611

Title:	A phase 1/2a study of GEN-009, a neoantigen vaccine based on autologous peptide immune responses

Presenter:	Roger B. Cohen, M.D., University of Pennsylvania Perelman School of Medicine

Date:	Saturday, June 1, 8:00 AM - 11:00 AM Central Time

Location:	Hall A

*Note: The abstract was submitted prior to the availability of the immunogenicity data being reported today.

Conference Call and Webcast – June 3rd at 8:30 am ET
Genocea will host a conference call and webcast to discuss the clinical results presented at ASCO at 8:30 am ET on June 3, 2019. Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 9068006. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-and-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea is a biopharmaceutical company developing personalized cancer immunotherapies. Our unique ATLAS™ technology platform allows us to identify immunotherapy targets based on each person’s tumor antigen-specific T cell responses. Using ATLAS, we can both optimize neoantigens for inclusion in our immunotherapies and exclude so-called “inhibitory” antigens that appear to exert an immunosuppressive effect on the patient. We are advancing complementary programs built from ATLAS insights: GEN-009, our neoantigen vaccine candidate for which we are conducting a Phase 1/2a clinical trial across a variety of solid tumor types, and GEN-011, our neoantigen-specific adoptive T cell therapy, for which we intend to file an Investigational New Drug Application in the first half of 2020. To learn more, please visit www.genocea.com

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to expectations of additional immunogenicity and safety data from our Phase 1/2a clinical trial for GEN-009 and intentions for filing an Investigational New Drug Application for GEN-011, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

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